Exhibit 10.7
August 15, 2006
PERSONAL AND CONFIDENTIAL
Mr. John Ward
Chief Executive Officer
Teknik Digital Arts, Inc.
7518 Elbow Bend Road, Suite B-9
P. O. Box 2800-314
Carefree, Arizona 85377
Dear Mr. Ward:
This letter (“Consulting Agreement”) confirms that Alare Capital Partners, LLC (“Alare”, “we” or “our” or “us”) has been engaged by Teknik Digital Arts Inc., a Nevada corporation, its subsidiaries, successors or affiliates (the “Company”, “you”, or “your”), to act as your consultant for the purpose of rendering to you business advice and other services in such capacity, on the terms and conditions hereinafter set forth. Our engagement shall become effective as of the date set forth above.
1. Financial Advice
In exchange for the fee described below, you have asked us to provide strategic advisory and business planning services regarding the Company. We will make ourselves available at the Company’s office, our offices, or another mutually agreeable location, during normal business hours, for reasonable periods of time, subject to reasonable advance notice and mutually convenient scheduling. We will also make ourselves available for telephone conferences with the principal officer of the Company during normal business hours.
2. Confidentiality
Alare will treat as confidential and will not, without your prior written consent, disclose to any third party any confidential information provided to Alare by you. Notwithstanding the foregoing, the terms of this Paragraph 2 shall not apply to any information which is or becomes generally available to the public, is required by law to be disclosed, or is obtained from any third party which is in possession of such information through no fault of the disclosing party and is not under any obligation, to the disclosing party’s knowledge, to treat such information as confidential.
3. Term
The term of the Agreement will be for 12 months unless terminated sooner. This Agreement may be renewed upon mutual, written agreement of the parties. Either party may terminate this Agreement at any time by delivering notice 30 days prior to the termination date.

4. Fee for Advisory Services
A.	In consideration of the services that Alare has agreed to perform, upon execution of this Agreement, the Company will pay Alare ten thousand dollars ($10,000) for Alare’s work during the first ninety (90) days of this Agreement. Following the expiration of the first ninety (90) days, and the Company have successfully raised a minimum of $1,500,000, the Company will pay ten thousand dollars ($10,000) at the beginning of each month for the duration of the Term of this Agreement. In addition for providing these Services, TKNK shall pay ALARE $120,000 in the form of unregistered shares of common stock (141,176 shares) upon the execution of this Corporate Finance and Consulting Agreement. I1I2’h of the shares (11,765) shall vest each month during the term of this Agreement. One year holding period starts on the day the shares are issued.

B.	In the event that this Agreement is terminated, any unvested shares as of the termination date will be returned to TKNK.

C.	In consideration for the services to be provided herein, TKNK agrees that it will remit the agreed-upon stock certificate within five (5) days of both parties executing this Agreement.
5. Expenses
You hereby agree to reimburse Alare for all agreed upon reasonable and customary out-of-pocket expenses paid or incurred by us and submitted on written vouchers. Written approval is required for any expense exceeding five hundred dollars ($500). All moneys payable pursuant to this paragraph are in addition to the Advisory Fee payable pursuant to this Engagement Letter.
6. Legal Compliance
The Company understands and agrees that Alare is not a registered broker-dealer, and will not advise the Company on the value of securities, discuss the Company with potential investors, offer or sell any securities, or otherwise engage in activities that may only be performed by registered broker-dealers. To the extent that the Company refers to Alare when discussing its business affairs with third parties, the Company warrants that it will not refer to Alare as a broker-dealer or investment banker, and will not state or imply that Alare is providing services that could only be provided by a registered broker-dealer.
7. Miscellaneous
A.	Governing Law; Venue. This Agreement shall be governed and construed in accordance with the internal laws of the State of Arizona, without any references to its conflicts of law principles, and the courts of the State of Arizona shall have exclusive jurisdiction over any matters arising pursuant to this Agreement. The parties intend for this forum selection clause to be mandatory.

B.	Entire Understanding. This Agreement contains the entire understandings between the Company and Alare with reference to the subject matter hereof and supersedes any prior understandings and agreements related thereto, whether written or oral. This Agreement may be executed in one or more counterparts, which together shall constitute a binding agreement. A signed facsimile will create and constitute an original, legally binding agreement on the party sending the same.

C.	Amendment. This Agreement can only be amended by a written document signed by both parties.

D.	Cost of Obtaining Benefits. The prevailing party shall reimburse the losing party for any legal fees, retainers, and expenses incurred by the prevailing party in obtaining the benefits to which it is entitled under the terms of this Agreement.

E.	Severability. If any provisions of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Engagement Letter, or the application of such provisions to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

F.	Headings. The text in the headings of paragraphs and subparagraphs of this Agreement are for convenience of identification only and do not constitute a part of any such paragraph and/or subparagraph.
If the foregoing constitutes the agreement and understanding of the Company, please confirm your agreement by signing and returning one copy of this Agreement to the undersigned, whereupon this agreement shall become binding between you and Alare as of the date first above written.
Sincerely,
Alare Capital Partners, LLC

By:
Troy L. Anderson
Senior Managing Director
Accepted and agreed.
Teknik Digital Arts Inc.

By:
John Ward
Chief Executive Officer